Exhibit 99.1

MPG OFFICE TRUST ANNOUNCES AGREEMENT
WITH 3800 CHAPMAN SPECIAL SERVICER

LOS ANGELES, June 7, 2012 - MPG Office Trust, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that the Company and the special servicer for 3800 Chapman, a property located in Central Orange County, entered into an agreement dated as of June 6, 2012.

Pursuant to this agreement, the Company will temporarily remain the title holder of the asset until 3800 Chapman is transferred to another party or there is a completed foreclosure, with a definitive outside date of December 31, 2012, at which time the Company will cease to own the asset. We are not obligated to pay any amounts and are not subject to any liability or obligation in connection with our exit from the asset, other than to cooperate in the sale or other disposition. Pursuant to this agreement, we are released of nearly all potential claims under the loan documents, except for certain environmental claims and other very limited potential claims that we consider immaterial. Also pursuant to this agreement, we received a release of all claims under the guaranty of partial payment related to the loan in return for payment by the Company of $2 million.

About MPG Office Trust, Inc.
MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles Central Business District. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.
Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: risks associated with our liquidity situation, including our failure to obtain additional capital or extend or refinance debt maturities; risks associated with our failure to reduce our significant level of indebtedness; risks associated with the timing and consequences of loan defaults and non-core asset dispositions; risks associated with our loan modification and asset disposition efforts, including potential tax ramifications; risks associated with our ability to dispose of properties with potential value above the debt, if and when we decide to do so, at prices or terms set by or acceptable to us; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the continued disruption of credit markets or a global economic slowdown;

risks associated with the potential loss of key personnel (most importantly, members of senior management); risks associated with joint ventures; risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and potential liability for uninsured losses and environmental contamination.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed on March 15, 2012 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558